As filed with the Securities and Exchange Commission on March 11, 2024

Registration No. 333-276408

Registration No. 333-270883

Registration No. 333-266747

Registration No. 333-263453

Registration No. 333-254098

Registration No. 333-237173

Registration No. 333-229592

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

Form S-8 Registration No. 333-276408

Form S-8 Registration No. 333-270883

Form S-8 Registration No. 333-266747

Form S-8 Registration No. 333-263453

Form S-8 Registration No. 333-254098

Form S-8 Registration No. 333-237173

Form S-8 Registration No. 333-229592

UNDER

THE SECURITIES ACT OF 1933

HARPOON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-3458693
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

611 Gateway Boulevard

South San Francisco, California 94080

(650) 443-7400

(Address of Principal Executive Offices) (Zip Code)

2015 Equity Incentive Plan

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

2022 Inducement Plan

(Full title of the plans)

Kelly E.W. Grez

Assistant Secretary

Harpoon Therapeutics, Inc.

611 Gateway Boulevard, Suite 400

South San Francisco, California 94080

(650) 443-7400

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Catherine Dargan

Andrew Fischer

Michael Riella

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Harpoon Therapeutics, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-229592, filed with the SEC on February 8, 2019, pertaining to the registration of 3,323,987 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Registrant reserved for issuance under the Harpoon Therapeutics, Inc. 2015 Equity Incentive Plan, 2,332,394 shares of Common Stock reserved for issuance under the Harpoon Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and 250,000 shares of Common Stock reserved for issuance under the Harpoon Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”);

•

Registration Statement No. 333-237173, filed with the SEC on March 13, 2020, pertaining to the registration of an additional 1,245,242 shares of Common Stock reserved for issuance under the 2019 Plan and 249,048 shares of Common Stock reserved for issuance under the ESPP;

•

Registration Statement No. 333-254098, filed with the SEC on March 10, 2021, pertaining to the registration of an additional 1,278,704 shares of Common Stock reserved for issuance under the 2019 Plan and 255,741 shares of Common Stock reserved for issuance under the ESPP;

•

Registration Statement No. 333-263453, filed with the SEC on March 10, 2022, pertaining to the registration of an additional 1,638,473 shares of Common Stock reserved for issuance under the 2019 Plan and 327,694 shares of Common Stock reserved for issuance under the ESPP;

•

Registration Statement No. 333-266747, filed with the SEC on August 10, 2022, pertaining to the registration of 1,000,000 shares of Common Stock reserved for issuance under the Harpoon Therapeutics, Inc. 2022 Inducement Plan (the “Inducement Plan”);

•

Registration Statement No. 333-270883, filed with the SEC on March 27, 2023, pertaining to the registration of an additional 1,789,337 shares of Common Stock reserved for issuance under the 2019 Plan and 357,867 shares of Common Stock reserved for issuance under the ESPP; and

•

Registration Statement No. 333-276408, filed with the SEC on January 5, 2024, pertaining to the registration of an additional 847,206 shares of Common Stock reserved for issuance under the 2019 Plan, 169,441 shares of Common Stock reserved for issuance under the ESPP, and 350,500 shares of Common Stock reserved for future grant to eligible persons under the Inducement Plan.

On March 11, 2024, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 7, 2024, by and among the Registrant, Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Merck”), and Hawaii Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Merck (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Merck.

As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rahway, State of New Jersey, on March 11, 2024.

HARPOON THERAPEUTICS, INC.

By:	/s/ Kelly E.W. Grez
Name: Kelly E.W. Grez
Title: Assistant Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.